Filed Pursuant To Rule 433

Registration No 333-286293

September 22, 2025

Subject Line: Webinar Tomorrow | GDLC: Insights from Grayscale and CoinDesk Indices on the Crypto

Grayscale GDLC: Insights from Grayscale and CoinDesk Indices on the Crypto 5 Tuesday, September 23rd 11:00am EDT Virtual Webinar We are excited to introduce the first multi-asset crypto exchange-traded product in the U.S., the Grayscale CoinDesk Crypto 5 ETF (ticker: GDLC), offering investors exposure to the five largest and most liquid crypto assets1 — which together represent 90% of crypto’s total investable market cap. 2 Grayscale CoinDesk Crypto 5 ETF ("GDLC" or the "Fund"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. Join our webinar tomorrow, September 23rd at 11am ET, featuring Inkoo Kang, our ETF product specialist in conversation with Andrew Baehr, Head of Product at CoinDesk Indices.

Topics we’ll cover: What is the Crypto 5? How do we define crypto large caps? What are the benefits of investing in a multi-asset fund such as GDLC? What is the methodology underlying GDLC? How does GDLC compare with other options in market? How does GDLC fit into a portfolio? Whether you’re a seasoned investor, an advisor, or just exploring crypto for the first time, reserve your spot to stay ahead of the curve in the evolving crypto investing landscape. Grayscale, 290 Harbor Drive, Stamford, CT Unsubscribe Manage preferences 1 Grayscale and CoinDesk, as of 8/31/2025. Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded. 2 CoinDesk as of 08/31/2025, based on the crypto market’s total investable universe.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC (“Grayscale”) is the sponsor of GDLC. Investing involves risk, including possible loss of principal. An investment in GDLC is subject to a high degree of risk and volatility. GDLC is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in any cryptocurrency. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Fund. The value of the Fund relates directly to the value of the underlying digital assets, the value of which may be highly volatile and subject to fluctuations due to a number of factors. All opinions expressed are solely the opinions of the speakers and do not reflect the opinions of Grayscale or any of its affiliates. This webinar is for informational purposes only and is not intended to be, nor should it be construed or used as, investment, tax, or legal advice, an investment recommendation, an IRA provider recommendation, an offer to sell, or the solicitation of an offer to buy, any digital asset or security. All content is original and has been researched and produced by Grayscale unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose. This content does not constitute a recommendation or take into account the particular investment objectives, financial situations, or needs of investors.

This message is intended only for the addressee. Please notify the sender by e-mail if you are not the intended recipient. If you are not the intended recipient, you may not copy, disclose, or distribute this message or its contents to any other person and any such actions may be unlawful. Grayscale Investments Sponsors, LLC (“Grayscale”) reserves the right to monitor and review the content of all messages sent to or from this e-mail address. Messages sent to or from this e-mail address may be stored on the Grayscale e-mail system and archived in accordance with any applicable laws and regulations. The information contained in this email communication and any attachments is for informational purposes only and should not be regarded as an offer to sell or a solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be in violation of applicable local laws. It does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of specific investors. Any price or value of the investment referred to in this email communication and the income from such investments may fluctuate, and investors may realize losses on these investments, including a loss of principal. Past performance is not indicative or a guarantee of future performance. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, legal or other advisers regarding any potential investment. The information and any opinions contained in this email communication have been obtained from sources that we consider reliable, but we do not represent such information and opinions are accurate or complete, and thus should not be relied upon as such. Grayscale Operating, LLC "GSO") is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("Grayscale"). Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940. Investment products managed by GSA are registered under the Investment Company Act of 1940. Any private placement securities referenced herein are marketed and/or sold through Grayscale Securities, LLC (Member FINRA/SIPC).

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.